Exhibit 4.45

(Certain identified information has

been excluded from this exhibit

because it is both not material and

is the type that the registrant treats

as private or confidential)

EXECUTION VERSION

Amendment Agreement

NETEASE, INC.

網易股份有限公司

as Borrower

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Agent

relating to a US$1,000,000,000 facilities
agreement dated 2 June 2021

2021

THIS AMENDMENT AGREEMENT is made on 23 September 2021

BETWEEN:

(1)

NETEASE, INC. 網易股份有限公司, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 90896 whose registered office is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands and registered under the laws of Hong Kong as a registered non-Hong Kong company (CR No. F27838) whose registered office is at 8/F, Chuang's Tower, 30-32 Connaught Road Central, Central, Hong Kong and listed on HKSE and NASDAQ (HKSE: 9999; NASDAQ: NTES) ("Borrower"); and

(2)

STANDARD CHARTERED BANK (HONG KONG) LIMITED, a public company incorporated under the laws of Hong Kong with limited liability and having its registered office at 32/F, 4-4A Des Voeux Road, Central Hong Kong as agent of the Finance Parties (other than itself) ("Agent").

WHEREAS:

(A)

The parties to this agreement entered into a US$1,000,000,000 facilities agreement dated 2 June 2021 together with the financial institutions listed therein as mandated lead arrangers and bookrunners, mandated lead arrangers, lead arrangers and original lenders (the "Facilities Agreement").

(B)	The parties to this agreement have agreed to enter into this agreement in order to amend the terms of the Facilities Agreement in the manner set out below.

(C)

The Agent is entering into this agreement for itself and on behalf of the other Finance Parties, with the consent of all the Lenders, pursuant to clause 32.1 (Required consents) of the Facilities Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

(a)	Unless a contrary intention appears in this agreement, any word or expression defined in the Facilities Agreement will have the same meaning when it is used in this agreement.

(b)	In this agreement:

"Amendment Effective Date" means the date on which the Agent notifies the Borrower that all the conditions precedent listed in schedule 1 (Conditions Precedent) have been fulfilled to its satisfaction;

"Amended Facilities Agreement" means the Facilities Agreement as amended in accordance with this agreement; and

"Upfront Fee Letter" means the Fee Letter referred to in clause 11.2 (Upfront fee) of the Facilities Agreement.

1.2	Construction

Clause 1.2 (Construction) of the Facilities Agreement will be deemed to be set out in full in this agreement, but as if references in that clause to the Facilities Agreement were references to this agreement.

1.3	Third party rights

(a)

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the "Third Parties Ordinance") to enforce or to enjoy the benefit of any term of this agreement.

(b)

Notwithstanding any term of any Finance Document (including paragraph (a) above), the consent of any person who is not a Party is not required to rescind, vary or waive any provision of this agreement at any time.

2.	AMENDMENT OF FACILITIES AGREEMENT

2.1	Amendment

(a)	The Facilities Agreement will be amended with effect from (and including) the Amendment Effective Date as follows:

(i)"Availability Period" in clause 1.1 (Definitions) of the Facilities Agreement shall be deleted in full and replaced by the following:

"Availability Period" means:

(a)	in relation to Facility A, the period from and including the date of this agreement to and including the date falling ten (10) months from the date of this agreement; and

(b)	in relation to Facility B, the period from and including the date of this agreement to and including the date falling 59 months from the date of this agreement;

(ii)Paragraph (b) of clause 1.6 (Effective Date) of the Facilities Agreement shall be deleted in full and replaced by the following:

(b)

In the event that the Effective Date does not occur by the date falling nine (9) months and three (3) weeks from the date of this agreement (the "Termination Date"), this agreement shall automatically terminate in its entirety on the Termination Date except such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

(iii) The address for service of communications of the Agent in clause 28.2 (Addresses) of the Facilities agreement shall be deleted in full and replaced by the following:

Agent: Address: [**]

Email: [**]

Fax: [**]

Tel: [**]

Attn: [**]

(b)	Paragraph 2.1(b) of the Upfront Fee Letter shall be deleted in full and replaced by the following with effect from (and including) the Amendment Effective Date:

(b) the date immediately following the last day of the Availability Period of Facility A, provided that the Effective Date has occurred.

2.2	Amendment Effective Date

(a)	The Agent will notify the Borrower and the Lenders promptly when the Amendment Effective Date occurs.

(b)

If the Amendment Effective Date has not occurred by the Termination Date (as defined under the Facilities Agreement), then clauses 2.1 (Amendment) and 3 (Status of Documents) will lapse and none of the amendments recorded in clause

2.1 (Amendment) will take effect.

3.	STATUS OF DOCUMENTS

3.1	Continuing Obligations

(a)

Except as varied by the terms of this agreement, the Facilities Agreement, the Upfront Fee Letter and the other Finance Documents will remain in full force and effect subject to their terms. Each party to this agreement reconfirms all of its obligations under the Facilities Agreement (as amended by this agreement) and under the other Finance Documents.

(b)

Any reference in the Finance Documents to the Facilities Agreement, the Upfront Fee Letter or to any provision of the Facilities Agreement or the Upfront Fee Letter will be construed as a reference to the Facilities Agreement, the Upfront Fee Letter or that provision, as amended by this agreement.

3.2	Finance Document

This agreement will constitute a Finance Document for the purposes of the Amended Facilities Agreement.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower makes to each Finance Party each of the Repeating Representations, in each case:

(a)on the date of this agreement and on the Amendment Effective Date; and

(b)by reference to the facts and circumstances then existing; and

(c)on the basis that references in the Repeating Representations to the Finance Documents include this agreement,

and acknowledges that each Finance Party has entered into this agreement and has agreed to the amendment and restatement effected by this agreement in full reliance on those representations and warranties.

5.	MISCELLANEOUS

5.1	Expenses

The Borrower shall, promptly on demand, pay each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of this agreement and all documents referred to in this agreement.

5.2	Invalidity of any provision

If, at any time, any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

5.3	Counterparts

This agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

6.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

6.1	Governing law

This agreement is governed by the laws of Hong Kong.

6.2	Jurisdiction of Hong Kong courts

(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including any dispute regarding the existence, validity or termination of this agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This clause 6.2 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

6.3	Waiver of immunities

The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)

execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

IN WITNESS whereof this agreement has been duly executed on the date first above written.

SCHEDULE 1

Conditions Precedent

1.	FORMALITIES CERTIFICATE

A certificate from the Borrower (signed by an authorised signatory):

(a)

confirming that there has been no amendment to its constitutional documents since 2 June 2021 or, if there has been any such amendment, attaching a certified copy of such amended constitutional documents;

(b)

confirming that the extract of resolutions of the board of directors of the Borrower passed on 17 May 2021 (the "Directors Resolutions") is a true and correct copy of the extract of the resolutions of the board of directors of the Borrower which have been duly adopted by or on behalf of each director of the Borrower. Each of the resolutions set out in the Directors Resolutions remain in full force and effect without modification and the Directors Resolutions constitute all corporate action necessary on the part of the Company to approve this agreement and to authorise the signing of this Agreement and the giving of any communications or the taking of any other action required under or in connection with this agreement on behalf of the Borrower;

(c)

confirming that the persons listed in Annexure I of the officer's certificate delivered pursuant to the Facilities Agreement on 4 June 2021 (the "Original Officer's Certificate") occupy the positions stated against their respective names (and were occupying those positions on the date of this agreement) and that any one of them has in the Directors Resolutions been authorised to sign this agreement and all other documents in connection with this agreement and the signatures appearing opposite their names in the Original Officer's Certificate are their true specimen signatures.

(d)

confirming that borrowing or guaranteeing, as appropriate, the Total Commitments in accordance with the terms of the Amended Facilities Agreement would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(e)	certifying that each copy document relating to it specified in this schedule is correct, complete and in full force and effect as at a date no earlier than the date of this agreement.

2.	AMENDMENT DOCUMENTS

This agreement duly executed by the Borrower and the Agent.

Signatories To The Amendment Agreement

Borrower

NETEASE, INC.

網易股份有限公司

/s/ YANG Zhaoxuan

By: YANG Zhaoxuan

Title: Chief Financial Officer

AGENT

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Lam Tze Kit

By: Lam Tze Kit

Title: Director